FOR IMMEDIATE RELEASE                            CONTACT:  Glenn Bozarth
August 10, 1995                                             Mattel, Inc.
                                                           (310) 252-3521



           MATTEL SELLS CORGI COLLECTIBLE MODEL VEHICLE BUSINESS
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LOS ANGELES, August 10 -- Mattel, Inc. today reported that it has sold the non-toy business and worldwide trademark rights related to Corgi, the United Kingdom's leading brand in collectible model vehicles. A new company, Corgi Classics Ltd., will market classic collectible model vehicles under the Corgi name, while Mattel continues to sell former Corgi toy products within its top-selling Hot Wheels toy vehicle business.

     The Corgi assets and rights were purchased for approximately $20 million in a management-led buy out backed by the UK-based venture capital company CINVen. Corgi Classics Ltd. will be headed by Chris Guest, who was employed by Mattel as vice president-Corgi.

     Mattel, Inc. is the worldwide leader in the design, manufacture and marketing of children's toys. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 foreign countries and sells its products in more than 140 nations throughout the world.




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